Exhibit 10.9

ASSUMPTION OF LIABILITIES AND INDEMNITY AGREEMENT made as of February 28, 2005

BETWEEN:

DEEP WELL OIL & GAS, INC., a Nevada corporation extra-provincially registered In Alberta and NORTHERN ALBERTA OIL LTD., an Alberta corporation (collectively, “Deep Well”)

AND

SURGE GLOBAL ENERGY (CANADA), LTD., an Alberta corporation (“Surge”)

WHEREAS:

1.
Pursuant to the Royalty Agreement (“Royalty Agreement”) dated December 12, 2003 between Mikwec Energy Canada Ltd. (now Northern Alberta Oil Ltd. by name change) and Nearshore Petroleum Corporation (“Nearshore”), Nearshore was granted a 6.5% gross overriding royalty on petroleum and natural gas rights (including oil sands rights) in Townships 91 and 92, Ranges 12 and 13, W5M (the “GORR”);

2.
Deep Well as farmor and Sure, as farmee entered into a Farmout Agreement dated February 25, 2005 (“Farmout Agreement”) pursuant to which Surge will have the right to earn a 40% undivided interest in some of all the Farmout Lands;

3.	The Farmout Lands are encumbered by the GORR;

4.	The interests that are earned by Surge under the Farmout Agreement (“Earned Interests”) will be encumbered by the GORR (which is not acceptable to Surge); and

5.
In order to induce Surge to enter into the Farmout Agreement and to drill wells thereunder, Deep Well has agreed to be responsible for and to assume the obligation to pay the GORR as it pertains to the Earned Interests, and the parties are entering into this Agreement to confirm those arrangements.

In consideration of the foregoing, the sum of ten ($10) dollars paid by Surge to Deep Well, Surge’s agreement to enter into the Farmout Agreement, and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by Deep Well for all purposes whatsoever), the parties agree as follows:

1.	Capitalized terms used in this Agreement but not defined herein shall have the meanings given to those terms in the Farmout Agreement.

2.
Deep Well is solely responsible for and shall timely pay (at its sole cost and expense) the GORR and perform all other obligations of any kind or nature whatsoever arising under the Royalty Agreement, in each case as they pertain to the Earned Interests. It is the intentions of the parties that Surge shall have no obligation or liability under any circumstances whatsoever to pay the GORR, perform any obligation under the Royalty Agreement or deal with any person(s) entitled to the GORR. Without limiting the generality of the foregoing, if any owner of an interest in the GORR elects to take its royalty share of production in kind, Deep Well will provide that “in kind” production from is own production or from some other source.

3.
Deep Well shall indemnify and save harmless Surge and each of its Affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, the “Indemnified Persons”) from and against any and all claims and demands made by any person(s) claiming to have an interest in or rights under the GORR or the Royalty Agreement and for any and all direct costs, damages and expenses whatsoever which any Indemnified Person may suffer, sustain, pay or incur in connection with any claim(s) by any person(s) in respect of the GORR or the Royalty Agreement (including, without limitation, Surge’s reasonable legal costs on a solicitor and its own client basis).

4.
Notwithstanding that Surge has no obligations in respect of the GORR or the Royalty Agreement, if a claim by any person in respect of any unpaid GORR payment might adversely affect any of the Earned Interests, then Surge shall be entitled, but not obligated, to make payment of the GORR, subject always to all rights to pursue indemnification from Deep Well hereunder, at law, in equity or otherwise and to set-off any amounts Surge pays in respect of the GORR against any amounts otherwise due and payable by Surge to Deep Well under the Farmout Agreement or, under an Existing JOA, except for such right-off, Surge shall not have any right, interest or benefit in the GORR or Royalty Agreement whatsoever.

5.	Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd. shall be jointly and severally liable for the obligations of Deep Well under this Agreement.

6.
Deep Well shall not assign this Agreement or any or all of its obligations under this Agreement without the prior written consent of Surge, which consent may be arbitrarily withheld. Surge may assign this Agreement, in whole or in part, to any permitted assignee of any of the Earned Interests.

7.
The obligations of Deep Well under this Agreement are absolute and shall not be lessened or modified in any respect notwithstanding any circumstances whatsoever including, without limitation, any past, present or future changes in the ownership of the GORR.

8.	(a)
No waiver by Surge of any breach (whether actual or anticipated) of any of the covenants, provisions or conditions herein contained shall take effect or be binding upon Surge unless the same is expressed in writing executed by an officer of Surge. Any waiver so given shall extend only to the particular breach so waived and shall not Limit or affect any rights with respect to any other or future breach whether of a similar or dissimilar nature.

(b)
The parties acknowledge and confirm that this Agreement was negotiated and prepared by the parties with the advice of their respective legal counsel to the extent deemed necessary by each of the parties, and was not prepared by one party to the exclusion of the other party and, accordingly, should not be construed against either party by reason of its preparation, negotiation, or drafting.

(c)
If any term of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term of this Agreement and such invalid, illegal or unenforceable term shall be, as to such jurisdiction, severable from this Agreement.

(d)
This Agreement shall be conclusively deemed for all purposes whatsoever to be made under and for all purposes to be governed by and construed in accordance with the laws of the Province of Alberta and of Canada applicable therein and shall be treated in all respects as an Alberta law contract. Each party agrees that any action or proceedings with respect to this Agreement shall be brought in the courts of Alberta at Calgary.

(e)	A derivative of a defined term shall have a corresponding meaning herein.

(f)	No amendment or other variation of the provisions of this Agreement shall be binding on the parties or either of them unless it is evidenced in writing executed by an officer of that party.

(g)	Time shall be of the essence hereof.

(h)
Each party shall, from time to time and at all times hereafter, do all such further acts and execute and deliver all such further documents as may be reasonably required by the other party in order to perform and carry out the terms and the intent of this Agreement.

(i)
This Agreement may be executed in any number of separate counterparts with the same effect as if all parties had signed the same copy of this Agreement. All counterparts shall be construed together and constitute one agreement. Each party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement between the parties.

(j)	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF each of the parties has caused this Agreement to be executed by its proper officers, duly authorized in that regard, to be effective as of the date first above written.

DEEP WELL OIL & GAS, INC.		NORTHERN ALBERTA OIL LTD.

Per:	/s/ Steven Gawne	Per:	/s/ Curtis Sparrow
Per:	President and CEO	Per:	Director

SURGE GLOBAL ENERGY (CANADA), LTD.

Per:	/s/ Fred W. Kelly
Per:	CEO